CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus dated July 28, 2023, and included in this Post-Effective Amendment No. 4 to the Registration Statement (Form N-2 No. 333-232549) of Morgan Creek Global Equity Long/Short Institutional Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated May 27, 2022, with respect to the financial statements of Morgan Creek Global Equity Long/Short Institutional Fund included in the Annual Report to Shareholders (Form N-CSR) for the year ended March 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas

July 28, 2023